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                                                                    Exhibit 4(o)

                   PURCHASE PAYMENT CREDIT BENEFIT ENDORSEMENT

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SECTION 1.                                     GENERAL INFORMATION

1.1  WHAT IS OUR AGREEMENT       Our agreement with you includes this
     WITH YOU?                   endorsement as a part of the contract to which
                                 it is attached. The provisions of the contract apply to this endorsement unless changed by this endorsement.

1.2  WHAT ARE THE MOST           CREDIT - the increase amount that is calculated
     COMMONLY USED TERMS AND     as a result of this benefit endorsement.
     WHAT DO THEY MEAN?
                                 CREDIT VALUE - the amount of the credit plus any increases for earnings or reductions for investment losses due to the credit.

SECTION 2.                              PURCHASE PAYMENT CREDIT PROVISION

2.1  WHAT IS THE BENEFIT         A purchase payment received on or after the
     PROVIDED BY THIS            contract issue date will result in a credit to
     ENDORSEMENT?                your contract value if your cumulative net
                                 purchase payments meet or exceed a specific amount.

                                 Cumulative net purchase payments equal:

                                      a.)  total of all net purchase payments
                                           received; less

                                      b.)  any partial withdrawals (including
                                           any associated surrender charges).

                                 The cumulative net purchase payment amounts and associated increase percentages are:

                                       CUMULATIVE NET
                                     PURCHASE PAYMENTS       CREDIT PERCENTAGE
                                 -------------------------   -----------------
                                 $0.00 through $249,999.99           4%
                                     $250,000 and above              5%

                                 The credit to your contract value will be calculated as follows:

                                      a.)  cumulative net purchase payments;
                                           multiplied by

                                      b.)  the applicable credit percentage;
                                           minus

                                      c.)  any prior credits to your contract
                                           value as a result of this
                                           endorsement.

                                 The credit will be allocated according to your purchase payment allocation in effect as of the date of the credit.

                                 Credits will be treated as earnings under your contract and will not be subject to any applicable surrender charge.

                                 In the event of a partial withdrawal or full surrender, earnings are withdrawn last, as described on the data page.

2.2  WHAT HAPPENS IF YOU         If you exercise your Right To Examine, your
     EXERCISE YOUR RIGHT TO      refund will not include any credits or credit
     EXAMINE?                    value. Your Right To Examine is described on
                                 the cover page of your contract,

                                 We reserve the right to waive the provision
                                 described above if required by law to do so.
                                 The current prospectus will disclose if such
                                 waiver is in effect.
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2.3  WILL CREDIT VALUE BE        Only credit value resulting from credit(s) that
     INCLUDED WHEN DETERMINING   occurred at least one (1) full year prior to
     THE AMOUNT OF DEATH         the date of death will be included when
     BENEFIT PROCEEDS PAYABLE?   determining the amount of death benefit
                                 proceeds payable. Any credit value resulting from credit(s) that occurred within one (1) year of the date of death will be canceled and the contract value adjusted accordingly in order to determine the death proceeds payable.

                                 We reserve the right to waive the provision described above if required by law to do so. The current prospectus will disclose if such waiver is in effect.

SECTION 3                                        BENEFIT CHARGES

3.1  IS THERE A CHARGE FOR       The charge for this benefit is included in the
     THIS BENEFIT?               Variable Account Mortality and Expense Risk
                                 Charge shown on the data page. The charge is assessed on a daily basis. See the data page and Section 8.3 of the contract.
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CUNA Mutual Life Insurance Company
    A Mutual Insurance Company


           /s/ ILLEGIBLE

            President